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                                                                     Exhibit 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                             MEDIACOM BROADBAND LLC

                           under Section 18-201 of the
                          Limited Liability Company Act
                            of the State of Delaware

     This Certificate of Formation of MEDIACOM BROADBAND LLC (the "Company") is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware.

     1.   The name of the Company is: "MEDIACOM BROADBAND LLC".

     2. The address of the registered office of the Company in the State of Delaware is, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at that address is CT Corporation System. Such registered agent of the Company shall be the agent of the Company upon whom process against it may be served.

     IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 5th day of April, 2001.

                                        By: /s/ Hillary H. Hughes
                                        -----------------------------
                                             Hillary H. Hughes,
                                             Authorized Person